Exhibit 10.1

                  BEFORE THE ARIZONA CORPORATION COMMISSION


MARCIA WEEKS
           CHAIRMAN
RENZ D. JENNINGS
           COMMISSIONER
DALE H. MORGAN
           COMMISSIONER

IN THE MATTER OF THE COMMISSION'S)          DOCKET NO. U-1345-94-120
EXAMINATION OF THE RATES AND     )
CHARGES OF ARIZONA PUBLIC SERVICE)          DECISION NO. 58644
COMPANY                          )
                                                                 ORDER

Open Meeting
May 27, 1994
Phoenix, Arizona


                                FINDINGS OF FACT

        1. Arizona Public Service Company ("APS") is an Arizona corporation providing electric utility service within the State of Arizona.

        2. The rates and charges currently in effect for APS were determined to be just and reasonable in APS' last general rate case, Decision No. 57649, dated December 6,1991.

        3. Since Decision No. 57649, a number of events have occurred which affect APS' expenses, rate base and rate of return. Included among those events are:

               A.   Capital costs for APS have fallen.

               B. APS has re-financed significant amounts of debt, and has retired old preferred stock and issued new lower-cost preferred stock.

               C. APS has undertaken several programs to reduce costs and improve efficiency.

               D. APS has experienced significant growth n kWh sales related to new customers.
. . .
        4. The Staff of the Commission undertook a preliminary review of these events and their impact on APS. APS provided Staff with substantial amounts of data and supporting documentation, and made personnel available as needed to help explain or interpret the data, to assist Staff in conducting the review.

        5. As a result of discussions conducted subsequent to Staff's review, Staff and APS jointly concluded that the rates and charges previously authorized by the Commission for APS should be reduced. Staff and APS also reached agreement on a number of related issues.

        6. The particulars of the agreement are memorialized in a written Rate Settlement Agreement ("Agreement"). On April 20, 1994, Staff filed the Settlement Agreement and requested that a procedural order be issued establishing a timetable to present the Agreement to the Commission.

        7. On April 21, 1994, a Procedural Order governing the conduct of this proceeding was issued. The Procedural Order, inter alia, required that APS provided notice to its customers as well as to all parties of record in APS' previous rate case (Docket No. U-1345-90-007) and the Commission's current resource planning docket (Docket No. U-0000-93-052), established procedures for intervention, established procedures for discovery, and set a hearing date at which all parties would be able to present witnesses and evidence and cross-examine the witnesses of other parties.

        8. Requests for intervention were filed by the Residential Utility Consumers Office ("RUCO") on April 21, 1994, by the Land and Water Fund of the Rockies ("LAW Fund") on April 27, 1994, by Arizona Community Action Association ("ACCA") on May 3, 1994, by Southwest Gas Corporation on May 3, 1994, and by the Arizona Interfaith Coalition on Energy ("AZ ICE") on May 4, 1994. Pursuant to the April 21, 1994, Procedural Order these requests for intervention are granted since no objections were filed.

        9. Comments regarding and/or objections to the Agreement were filed by all intervenors.

        10. On May 13, May 23, and May 27, 1994, hearings were held on this matter at the Commission's offices in Phoenix, Arizona.

        11. On May 23, 1994, Staff and APS entered into an amended Settlement Agreement and on May 27, 1994 they agreed to further revisions at the hearing (collectively referred to as the "Amended Agreement").

        12. Staff and APS believe that the Amended Agreement they have reached is consistent with the best interests of the parties and the public interest generally. The particulars of the Amended Agreement are memorialized in an amended Rate Settlement Agreement, a copy of which is attached hereto as
Exhibit 1 and in the transcript of the May 27, 1994 hearing.

        13. Pursuant to the Amended Agreement, Staff and APS have agreed to the following:

               A. REVENUE REDUCTION. For usage on or after the effective date of the Agreement, as determined in accordance with Paragraph S, APS jurisdictional rates will be decreased by approximately 2.7% (approximately $38.3 million annually, based on September 30, 1993 sales as adjusted).

               B. SETTLEMENT RATES. The revenue decrease provided for in Paragraph A of this Agreement shall be allocated among customer classes by means of a uniform .24(cent)/kWh reduction in the energy charges for all APS rate schedules except those rate schedules set forth in Attachment A. In addition, and concurrent with this rate reduction, APS will be authorized to amend Schedule 1 of its tariffs. These revised tariff sheets re set forth in Attachment B.

               C.   MORATORIUM  ON AND  PROCEDURES  FOR  FURTHER  RATE
                    CHANGES.

                    i. APS shall not file for a change to its general rates and charges prior to December 31, 1996 ("Rate Moratorium Period"). Staff will likewise be subject to the same moratorium. This moratorium shall not apply to price changes pursuant to Paragraph P of this Agreement.

                    ii. The next general rate application filed by APS will become effective and permanent as soon as practicable after the filing, but in no event later than 12 months after the filing. Such time limit shall not be extended and shall supersede any Commission regulation which provides for a different period of time, unless the Commission determines that such time limit has become unreasonable due either to any amendment to the rate filing made by APS which substantially alters the amount of the requested rate change or substantially alters the facts used as a basis for the requested rate change, or to an extraordinary event not otherwise provided for. APS hereby waives any rights it may possess under the newly enacted Arizona Revised Statutes Section 40-250.01 to a more timely issuance of a final order than is set forth in this subparagraph. The provisions of this subparagraph shall not apply to any general rate application filed by APS after December 31, 1997.

                    iii. Neither APS nor Staff shall be prevented from seeking a change in rates prior to or after December 31, 1996 in the event of conditions or circumstances which constitute an emergency, such as the inability to finance on reasonable terms or material increases in the Company's cost of service as a result of federal, tribal, state or local laws, regulatory requirements or orders. Staff's review of such a request by APS for emergency rates shall focus on the existence of a substantial threat or harm to APS' ability to continue to provide reliable service.

               D. ESTABLISHMENT OF FUTURE RATE PRINCIPLES. APS will aggressively pursue the cost savings contemplated by Paragraph L of this Agreement with the goal of maintaining average residential prices beyond the Rate Moratorium Period at the proposed 10.41(cent)/kWh level resulting from this settlement rate reduction. To meet this goal, APS will have to further reduce operating costs to offset increases in externally imposed expenses, such as interest and other capital costs, fuel and taxes.

                      In addition, APS will require additional regulatory flexibility and pricing freedom to properly respond to the competitive forces and financial risks inherent in the larger customer market segments. Therefore, Staff will meet with APS in a good faith attempt to develop new pricing and operating procedures that are responsive to market conditions, competitive pressures in the electric utility industry, and the Commission's relationship to regulated utilities and their customers. In this endeavor, the parties agree to consider, inter alia, flexible pricing provisions, innovative procedures, and product pricing principles. The parties agree to file quarterly status reports and obtain input from interested parties and prepare a final written report on their progress to the Commission within 12 months of the date of commission approval of this Agreement and will request prompt Commission approval of recommendations that will assist APS in achieving its residential price stability goals.

               E. PROPERTY INCLUDED IN RATE BASE. The rates and charges authorized herein fully include a return on the recorded book original cost of all jurisdictional APS assets (net of depreciation, amortization, and deferred income taxes and other deferred credits) as of September 30, 1993, excepting construction work in progress as of such date. However, nothing in this Agreement shall be construed as prohibiting Staff or any other party from pursuing new issues related to expenditures made or actions taken after September 30, 1993.
. . .
               F. AMORTIZATION OF "IN-LIEU" REFUND OBLIGATION AND RESTORATION OF PV-3 TEMPORARY IMPAIRMENT. The "In-Lieu" refund obligation referenced in Decision No. 57649 (December 6, 1991), as well as in the 1991 Settlement, shall be deemed fully discharged as of the date of Commission approval of this Agreement, unless discharged earlier pursuant to the terms of the 1991 Settlement. Likewise, the temporary value impairment of Palo Verde Unit 3 shall be deemed fully restored as of the date of Commission approval of this Agreement, unless restored earlier pursuant to the terms of the 1991 Settlement.

               G.     DECOMMISSIONING.   The  rates  authorized   herein
                      expressly include an annual allowance for decommissioning funding for all three Palo Verde Units at the following ACC jurisdictional levels:

                             PV1                          $3,621,000

                             PV2                          $3,877,000

                             PV3                          $3,405,000

                      APS shall fund the amounts specified above through quarterly contributions to the decommissioning trusts. The Commission hereby adopts and approves the decommissioning factors set forth in Attachment C hereto. However, the Commission shall not be bound in any subsequent rate case to adopt the decommissioning funding levels or decommissioning factors adopted and approved herein, but any subsequent change in such levels or factors adopted by the Commission would not be applied retroactively.

               H. DEPRECIATION. The rates and charges authorized herein include an allowance for depreciation computed at the annual rates and using the methodology indicated in Attachment D hereto. These revised depreciation rates and methodology are hereby expressly approved. The Company's depreciation rates may also be changed from time to time in accordance with the results of depreciation studies performed by or for APS, with such changes to thereafter become effective upon Staff's approval. The Commission shall not be bound in any subsequent rate case to adopt for ratemaking purposes any changes in depreciation rates made pursuant to this provision, but such ratemaking treatment would not be applied retroactively. Any provision of A.A.C. R14-2-102 inconsistent with this paragraph will be expressly waived.

               I. IMPROVEMENT OF APS' EQUITY RATIO. In Section 2.E of the 1991 Settlement, both Staff and the commission supported APS' goal of continuous progress toward a 40% common equity ratio. Staff continues to support that goal. Therefore, in furtherance of that objective, APS shall, upon receipt of a favorable ruling from the Internal Revenue Service, amortize below the line its unamortized investment tax credits ("ITCs") over a five (5) year period beginning with calendar year 1995. All such amortized ITCs shall thereafter be treated as fully restored to the Company's rate base in any future ratemaking proceedings.

               J. RATE MIGRATION ADJUSTMENT. The rates and charges authorized herein include the effects of any rate migration occurring as a result of the 1991 Settlement, and provisions of Section 20 of such 1991 Settlement shall be deemed fully satisfied.

               K. EXPENDITURES ON DEMAND SIDE MANAGEMENT AND RENEWABLE RESOURCES. It is the parties' intent that significant expenditures on both cost effective Demand Side Management ("DSM") and renewable resources development shall be made by APS. APS shall increase its commitment and activities in cost effective Demand Side Management and renewable resources according to the following schedule:

                      i.     a.     Subject to the provisions of subparagraph
                                    v., APS shall spend at least the minimum amount shown below on pre-approved renewable resources and pre-approved DSM projects
                                    (including the capital expenditures
                                    described in k.vii.g., and expensed program costs for renewables, and DSM program costs, lost net revenues due to DSM, and a reward or incentive for kW deferrals for DSM, all of which collectively shall be referred to as "costs," "expenses" or "expenditures").

. . .

. . .
       YEAR                         MINIMUM                          CAP
- ---------------------------       -----------                    -----------
First year                        $8 million                     $10 million
Second year                       $10 million                    $12 million
Third year                        $12 million                    $18 million
Subsequent years until next       $14 million                    $18 million
rate case is decided

                             b. APS shall account for, report on, and be entitled to recover costs (as defined above) for all pre-approved DSM and renewables projects through the Energy Efficiency and Solar Energy Fund (EEASE Fund) as described in the Plan of Administration (Subparagraph iv).

                             c. If APS fails to spend the minimum amount in any year, at the time of submission of its annual report on the EEASE Fund, it shall bank the shortfall in expenditures in a special account and APS shall pay into the account interest at a rate of 8.85 percent per year. APS shall use the banked amount (plus interest) for future pre-approved DSM and renewables projects. APS shall not recover the interest paid on the banked amount from ratepayers through the EEASE Fund or any other mechanism. The foregoing will not apply to any situation where APS' failure to spend is due to unreasonable action, inaction, or unreasonable delay in the preapproval process.

                             d. The amount recoverable through the EEASE Fund in any year shall be capped at the amount indicated in the table in Subparagraph i.a. above.

                      ii. In reviewing APS' proposals for DSM and renewables projects, Staff shall obtain input from the public, consistent with the procedures adopted by the Commission in its resource planning order in Docket No. U-0000-93-052.
. . .
                      iii. A single EEASE Fund surcharge factor shall be applied to all jurisdictional sales (except those on existing special contracts which exclude the surcharge). To equitably distribute DSM and renewables costs, APS shall explore a full range of DSM and renewables programs for all customer classes and propose for pre-approval, where applicable, customer service charges for DSM and renewables in which the participating customer pays APS for some or all of APS' DSM and renewables costs attributable to that customer.

                      iv. APS shall file a revised "Plan of Administration" for the EEASE Fund within thirty (30) days of the effective date of this order and the plan shall be effective upon a Staff determination that the plan is in compliance with the Commission's order adopting this Settlement. The plan shall include provisions for a balancing account to reflect both the accumulated balance of pre-approved expenditures and the annual recovery thereof through the EEASE Fund surcharge. The plan shall also include a process to bank shortfalls in DSM and renewables costs below the minimum, including the payment of interest on the banked amount by APS. Prior to the second year of the "Plan of Administration", Staff will convene interested parties to discuss the possible capitalization and amortization of DSM and renewables and other cost recovery mechanisms.

                      v. To be eligible to meet the goals and cost recovery mechanism described in Subparagraphs i. and ii., a renewable or DSM program proposed by APS under the terms of the plan of administration described in Subparagraph iv must have been pre-approved in accordance with the provisions for such pre-approval established in Docket No. U-0000-93-052 (unless such program has aready been pre-approved in accordance with the procedures established in Docket No. U-1345-90-007).

                      vi. APS shall expend a minimum of $250,000 on a low income DSM pilot program.

                      vii. On or before December 31, 1994, APS shall file, and provide a notice of filing to interested parties, a three-year renewable resource plan for the review of Staff and interested parties, such plan to include:

                             a. an aggressive program to identify, install and operate cost-effective applications of renewables within the APS system by the end of the three-year plan period;

                             b. an aggressive program to identify, install and operate cost-effective applications of renewables (which are expected to be cost-effective within a few years) by the end of the three-year plan period;

                             c. a mix of technologies that must include photovoltaics and solar thermal energy systems;

                             d. research and development projects such as resource assessments of for and test installations of wind energy systems, geothermal systems, biomass systems, and other innovative renewable technologies; and

                             e.     a mix of off-grid applications,
                                    grid-connected end use applications,
                                    distribution and transmission support, and generation.

                             f. APS shall work cooperatively with Staff to develop the plan.

                             g. Subject to the provisions of subparagraphs ii and v, APS shall commit to spend at least $9 million on renewables over the next three years as part of its obligation under Subparagraph i, ii and ix herein.

                             h. Nothing in this Subparagraph vii. shall be construed as obliging APS to exceed the spending levels required by Subparagraph i.

. . .

. . .
                      viii. APS shall report annually to staff on its renewable resources activities. This report shall include a formal presentation at a workshop and a written report.

                      ix. APS' goal of achieving 12 MW of renewables by December 31, 2000 as stated in the Resource Planning hearing (Docket No. U-0000-93-052) shall not be affected by this Agreement. Expenditures made by APS on pre-approved projects during the next three years for the purpose of achieving this goal are eligible for recovery through the EEASE Fund pursuant to Subparagraphs i. and ii.

               L. ADJUSTMENT FOR EFFECTIVE COST CONTAINMENT. In furtherance of the Commission's goal to establish regulatory procedures which encourage superior utility performance, the Company shall have the opportunity to earn a reward in its next general rate proceeding if that rate proceeding results in no increase in residential rates. In that proceeding, the Commission shall compare the costs of service for fuel expense and operation and maintenance, for the test period under review, with the target cost of service index for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) of 3.63 cents/kWh to determine if the Company has achieved additional cost savings. Any achieved cost savings that result in a price index below 3.63 cents/kWh for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) shall be allocated in such rate proceeding between the Company's customers and its shareholders by first adding to the Company's otherwise appropriate jurisdictional revenue requirement 45% of such savings.

               M. RATE TREATMENT OF PALO VERDE. Based on current Staff analysis of APS' loads and resources, all three Palo Verde generating units are used and useful and are included in rate base, less the net prudence disallowance required by the 1991 Settlement. The rates established in this Agreement include only the costs of normal, full power operation of Palo Verde and do not include recovery of the recently announced estimated $13 million in replacement power and operation and maintenance costs associated with possible additional outages or reduced power output resulting from investigation of steam generator tubes at Palo Verde.

                      In subsequent rate cases, all three Palo Verde units shall likewise be included in rate base and their fair value shall be based upon the depreciated original cost value and reconstruction values, less the net prudence disallowance adjustment in the 1991 Settlement, in the same manner as other APS generating facilities. Notwithstanding the foregoing, in the event that significant changes in the operating characteristics, reliability or efficiency of any or all of the Palo Verde units occur, or any unit is derated, the Commission may re-examine in subsequent APS general rate cases the extent to which such unit continues to be used and useful.

               N. AFFILIATE TRANSACTION REQUIREMENTS. APS and its affiliates shall remain subject to the provision of A.A.C. R14-2-801, et seq., as modified by Decision No. 58063 (November 3, 1992). However, the additional reporting and prior approval provisions of Commission Decision Nos. 54504 (April 29,1985) and 55196
                      (September 18, 1986) are no longer necessary and are hereby expressly revoked.

               O. POST-RETIREMENT EMPLOYEE BENEFITS. The rates and charges herein do not include an allowance for Post-Retirement Employee Benefits ("OPEBs") as required under SFAS 106. APS however, is funding OPEBs using external funds. Although the Commission has not permitted recovery of this liability accounting approach for any Arizona regulated entity, Staff will consider recovery of these expenses in future rate proceedings.

               P. INNOVATIVE RATES FOR "AT RISK" CUSTOMERS. In today's competitive environment, APS and Staff agree that traditional ratemaking based on fully-allocated embedded cost of service may be inappropriate for certain of the company's larger customers. APS faces a significantly larger risk that such customers may decide to leave the APS system for all or part of their electric service needs, thus imposing the responsibility for stranded fixed costs on others. This competitive challenge must be met by timely permitting innovative rate structures and agreements that allow APS maximum flexibility in responding to competition, while at the same time benefiting its remaining customers. Therefore, consistent with the above acknowledgements and in furtherance of the provisions of Paragraph D, Staff will expeditiously review any APS tariff or contract filing for such customers and recommend that such filings be decided promptly by the Commission. Staff agrees that such tariffs or contracts may contain price adjustment provisions which shall be effective in accordance with their terms, provided that such prices are at or above APS' marginal costs for service to such customers.

               Q. MISCELLANEOUS RATE CHANGES. This Agreement shall not preclude changes during the Rate Moratorium Period to specific rate schedules or terms and conditions of service, or the approval of new rates or terms or conditions of service, that do not significantly affect the overall earnings of the Company.

               R. FAIR VALUE. For rate making purposes, and in accordance with the terms of this Agreement, APS' "fair value rate base" is $5,019,405,000 as of September 30, 1993. A fair rate of return on APS' fair value rate base is 7.35%. Staff and APS stipulate to the adoption of the above stated fair value rate base and fair rate of return and agree that the resultant revenue decrease, as reflected in Paragraph A above, results in just and reasonable rates for the Company. The determinations made in this section are made solely or the purpose of the settlement contemplated by this Agreement.

               S. EFFECTIVE DATE. Each provision of this Agreement is in consideration and support of all the other provisions. This Agreement shall not become effective until the issuance of a final Commission Order approving this Agreement without change or alteration on or before June 1, 1994 in the form of the Proposed Order attached hereto as Attachment E. In the event that the Commission fails to adopt this Agreement according to its terms on or before June 1, 1994, this Agreement shall be deemed automatically withdrawn, the rate reduction provisions of this Agreement shall not take effect, and APS and Staff shall be free to pursue their respective positions without prejudice. In addition, if any appeal is taken or other judicial review is sought of a final Commission order approving this Agreement, then the parties shall no longer be bound by the terms of this Agreement and this Agreement shall automatically become null and void, in which case: (1) the rate reduction specified in Paragraph A. shall immediately cease; (2) all bills rendered on or after that date shall be at the rates existing immediately prior to the Commission's approval of this Agreement; and (3) the revenue reduction theretofore experience by APS pursuant to Paragraph A. shall be recovered through the EEASE surcharge mechanism.

               T. AGREEMENT NOT PRECEDENTIAL. The terms and provisions of this Agreement apply solely to and are binding only in the context of the purposes and results of this Agreement and none of the positions taken herein by APS may be referred to, cited or relied upon by any other party in any fashion as precedent or otherwise in any other proceeding before this Commission or any other regulatory agency or before any court of law for any purpose except in furtherance of the purposes and results of this Agreement. Nothing in this Agreement shall be construed as imposing a cap on the Company's otherwise reasonable and prudent cost of service for purposes of setting just and reasonable rates.

               U. AGREEMENT AND COMPROMISE. This Agreement represents an attempt to compromise and settle disputed claims regarding the prospective just and reasonable rate levels for APS in a manner consistent with the public interest and applicable legal requirements. Nothing contained in this Agreement is an admission by APS that its current rate levels or rate design are unjust or unreasonable.

               V. PROPOSED FORM OR ORDER. A proposed form of order is appended hereto as Attachment E, and is acceptable to both APS and Staff.


                               CONCLUSIONS OF LAW

        1. APS is a public service corporation within the meaning of Article 15 of the Arizona Constitution and A.R.S. ss. 40-250,40-25 and 40-367.

        2. The Commission has jurisdiction over APS, over the subject matter of this proceeding, and over the Agreement submitted by the Staff and APS.

        3.     APS provided notice of this matter in accordance with law.

        4. The Amended Agreement resolves all matters contained therein in a manner which is just and reasonable, and which promotes the public interest.

        5. The Commission's acceptance and approval of the terms of this Amended Agreement between Staff and APS are in the public interest.

        6. Based on the Amended Agreement of APS and Staff, for purposes of this proceeding, APS' fair value rate base as of September 30, 1993 is $5,019,405,000, and a fair and reasonable rate of return on that fair value rate base is 7.35%.

        7. Based on the Amended Agreement between APS and Staff, it is appropriate to reduce APS' authorized revenues by $38.3 million from September 30, 1993 sales as adjusted.

        8. APS should be directed to file revised tariffs consistent with the Amended Agreement and the findings contained herein.

        9.     The rates and charges authorized herein are just and reasonable.

                                     ORDER

        IT IS THEREFORE ORDERED that APS shall decrease its rates and charges for all usage on or after the effective date of this Order consistent with the Findings of Fact and Conclusions of Law contained herein so as to result in an annual decrease of $38.3 million.

        IT IS FURTHER ORDERED that this Order incorporates the Agreement executed May 23,1994, between APS and Staff as modified at the May 27, 1994 hearing, and such Order is expressly conditioned thereon.

        IT IS FURTHER ORDERED that the terms and conditions of the Amended Agreement be and the same are hereby adopted and approved.

        IT IS FURTHER ORDERED that APS is authorized and directed to file revised schedules of rates and charges consistent with the Findings and Conclusions of this Order.

        IT IS FURTHER ORDERED that neither APS nor Commission Staff shall file any application to initiate a general rate change prior to December 31, 1996.

        IT IS FURTHER ORDERED that any general rate change proposed by the Company on or after December 31, 1996, but not later than December 31, 1997, if substantiated after appropriate
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notice and hearing and authorized by the Commission, will become effective within twelve months following the filing of the proposed rate change.

        IT IS FURTHER ORDERED that this Order shall become effective immediately.

                 BY ORDER OF THE ARIZONA CORPORATION COMMISSION

/s/ Marcia Weeks          /s/ Renz D. Jennings        /s/ Dale H. Morgan
- -------------------------------------------------------------------------------
CHAIRMAN                    COMMISSIONER                 COMMISSIONER



                                     IN WITNESS WHEREOF, I, JAMES MATTHEWS,
                                     Executive Secretary of the Arizona
                                     Corporation Commission, have hereunto, set my hand and caused the official seal of this Commission to be affixed at the Capitol, in the City of Phoenix, this 1 day of June, 1994.

                                     /s/ James Matthews
                                     ------------------------------------------
                                     JAMES MATTHEWS
                                     Executive Secretary

DISSENT______________________________

                                   EXHIBIT 1
                           RATE SETTLEMENT AGREEMENT

                                  May 23, 1994

               This rate settlement agreement ("Agreement") is entered into as of April 20, 1994, and amended as of May 23, 1994, by Arizona Public Service Company ("APS" or the "Company") and the Staff of the Arizona Corporation Commission ("Staff") for the purpose of establishing revised rates and charges and related procedures for APS that are just, reasonable, and in the public interest.


                                  INTRODUCTION

               In 1991, the Arizona Corporation Commission ("Commission" or "ACC") approved a comprehensive and innovative settlement (the "1991 Settlement") between Staff and APS that sought to keep APS' customer rates as low as possible by directing the Company to further reduce its costs and operate more efficiently. Since the 1991 Settlement, APS has taken a number of aggressive steps to meet the Commission's goal of expense reduction and improved service.

               One of the fundamental principles underlying the 1991 Settlement was the Company's commitment to contain its costs, and thus its rates, through disciplined cost management. This commitment was underscored, at Staff's request, by the establishment of target price and cost levels which APS must meet without deterioration in service. The 1991 Settlement also set forth in detail the procedures for determining target price and cost levels and the regulatory and rate consequences of failing to meet those targets. Finally, the 1991 Settlement included a two-year moratorium on APS' ability to file for a permanent rate increase and set forth procedures for determining how APS' future rate filings would be handled.

               The rate moratorium required by the 1991 Settlement ended in December 1993. In addition, the procedures for limiting future rate increases will likewise lapse unless APS files a permanent rate increase application prior to January l, 1995. APS has indicated it has no present intention of filing such a rate increase application by that time and therefore the target pricing provisions contained therein will be of no further force and effect unless a new agreement is reached.

               The settlement described below represents the Staff's "report card" on APS' performance that the Commission ordered in the 1991 Settlement. APS has exceeded the Commission's cost reduction goals and has improved customer service. These accomplishments were only possible through the cooperative alignment of regulatory and corporate goals, the public commitment and accountability to such goals, and the dedicated efforts of Staff and APS. This progress toward improved utility performance should continue. The settlement described below is in the public interest and provides the company's customers with substantial benefits that would otherwise not be achieved either at all, or at least not without significant expenditure of public and private resources in protracted litigation. These benefits include (l) an immediate rate reduction of approximately 2.7%; (2) an additional moratorium on further permanent rate applications; (3) a comprehensive study of the impacts increasing competition in the electric utility industry may have on APS and its customers; (4) an increase in expenditures on renewable resources and DSM programs, and (5) a provision that will encourage APS to continue effective cost containment by allowing the Company to share with ratepayers cost savings achieved in the next several years. In addition, Staff has carefully reviewed APS' current financial condition, and believes the provisions of this Agreement should not adversely affect the Company's financial health; rather, it will sharpen management's focus on the challenges of the future in a manner that is beneficial to its customers and its shareholders.

               NOW, THEREFORE, Staff and APS agree to the following provisions which they both believe to be fair and reasonable and in the public interest:


                                      TERMS OF AGREEMENT


A. REVENUE REDUCTION. For usage on or after the effective date of the Agreement, as determined in accordance with Paragraph S, APS jurisdictional rates will be decreased by approximately 2.7% (approximately $38.3 million annually, based on September 30, 1993 sales as adjusted).

B. SETTLEMENT RATES. The revenue decrease provided for in Paragraph A of this Agreement shall be allocated among customer classes by means of a uniform .24(cent)/kWh reduction in the energy charges for all APS rate schedules except those rate schedules set forth in Attachment A. In addition, and concurrent with this rate reduction, APS will be authorized to amend Schedule 1 of its tariffs. These revised tariff sheets are set forth in Attachment B.

C.      MORATORIUM ON AND PROCEDURES FOR FURTHER RATE CHANGES.

        i. APS shall not file for a change to its general rates and charges prior to December 31, 1996 ("Rate Moratorium Period"). Staff will likewise be subject to the same moratorium. This moratorium shall not apply to price changes pursuant to Paragraph P of this Agreement.

        ii. The next general rate application filed by APS will become effective and permanent as soon as practicable after the filing, but in no event later than 12 months after the filing. Such time limit shall not be extended and shall supersede any Commission regulation or legislative enactment which provides for a different period of time, unless the Commission determines that such time limit has become unreasonable due either to any amendment to the rate filing made by APS which substantially alters the amount of the requested rate change or substantially alters the facts used as a basis for the requested rate change, or to an extraordinary event not otherwise provided for. The provisions of this subparagraph shall not apply to any general rate application filed by APS after December 31, 1997.

        iii. Neither APS nor Staff shall be prevented from seeking a change in rates prior to or after December 31, 1996 in the event of conditions or circumstances which constitute an emergency, such as the inability to finance on reasonable terms or material increases in the Company's cost of service as a result of federal, tribal, state or local laws, regulatory requirements or orders. Staff's review of such a request by APS for emergency rates shall focus on the existence of a substantial threat or harm to APS' ability to continue to provide reliable service.

D. ESTABLISHMENT OF FUTURE RATE PRINCIPLES. APS will aggressively pursue the cost savings contemplated by Paragraph L of this Agreement with the goal of maintaining average residential prices beyond the Rate Moratorium Period at the proposed 10.41(cent)/kWh level resulting from this settlement rate reduction. To meet this goal, APS will have to further reduce operating costs to offset increases in externally imposed expenses, such as interest and other capital costs, fuel and taxes.

        In addition, APS will require additional regulatory flexibility and pricing freedom to properly respond to the competitive forces and financial risks inherent in the larger customer market segments. Therefore, Staff will meet with APS in a good faith attempt to develop new pricing and operating procedures that are responsive to market conditions, competitive pressures in the electric utility industry, and the Commission's relationship to regulated utilities and their customers. In this endeavor, the parties agree to consider, inter alia, flexible pricing provisions, innovative procedures, and product pricing principles. The parties agree to file quarterly status reports and obtain input from interested parties and prepare a final written report on their progress to the Commission within 12 months of the date of commission approval of this Agreement and will request prompt Commission approval of recommendations that will assist APS in achieving its residential price stability goals.

E. PROPERTY INCLUDED IN RATE BASE. The rates and charges authorized herein fully include a return on the recorded book original cost of all jurisdictional APS assets (net of depreciation, amortization, and deferred income taxes and other deferred credits) as of September 30, 1993, excepting construction work in progress as of such date. However, nothing in this Agreement shall be construed as prohibiting Staff or any other party from pursuing new issues related to expenditures made or actions taken after September 30, 1993.

F. AMORTIZATION OF "IN-LIEU" REFUND OBLIGATION AND RESTORATION OF PV-3 TEMPORARY IMPAIRMENT. The "In-Lieu" refund obligation referenced in Decision No. 57649 (December 6, 1991), as well as in the 1991 Settlement, shall be deemed fully discharged as of the date of Commission approval of this Agreement, unless discharged earlier pursuant to the terms of the l99l Settlement. Likewise, the temporary value impairment of Palo Verde Unit 3 shall be deemed fully restored as of the date of Commission approval of this Agreement, unless restored earlier pursuant to the terms of the 1991 Settlement.

G. DECOMMISSIONING. The rates authorized herein expressly include an annual allowance for decommissioning funding for all three Palo Verde Units at the following ACC jurisdictional levels:

                             PV 1                  $3,621,000

                             PV 2                  $3,877,000

                             PV 3                  $3,405,000

        APS shall fund the amounts specified above through quarterly contributions to the decommissioning trusts. The Commission hereby adopts and approves the decommissioning factors set forth in Attachment C hereto. However, the Commission shall not be bound in any subsequent rate case to adopt the decommissioning funding levels or decommissioning factors adopted and approved herein, but any subsequent change in such levels or factors adopted by the Commission would not be applied retroactively.

H. DEPRECIATION. The rates and charges authorized herein include an allowance for depreciation computed at the annual rates and using the methodology indicated in Attachment D hereto. These revised depreciation rates and methodology are hereby expressly approved. The Company's depreciation rates may also be changed from time to time in accordance with the results of depreciation studies performed by or for APS, with such changes to thereafter become effective upon Staff's approval. The Commission shall not be bound in any subsequent rate case to adopt for ratemaking purposes any changes in depreciation rates made pursuant to this provision, but such ratemaking treatment would not be applied retroactively. Any provision of A.A.C. R14-2-102 inconsistent with this paragraph will be expressly waived.

I. IMPROVEMENT OF APS' EQUITY RATIO. In Section 2.E of the l99l Settlement, both Staff and the commission supported APS' goal of continuous progress toward a 40% common equity ratio. Staff continues to support that goal. Therefore, in furtherance of that objective, APS shall, upon receipt of a favorable ruling from the Internal Revenue Service, amortize below the line its unamortized investment tax credits ("ITCs") over a five (5) year period beginning with calendar year 1995. All such amortized ITCs shall thereafter be treated as fully restored to the Company's rate base in any future ratemaking proceedings.

J. RATE MIGRATION ADJUSTMENT. The rates and charges authorized herein include the effects of any rate migration occurring as a result of the 1991 Settlement, and provisions of Section 20 of such 1991 Settlement shall be deemed fully satisfied.

K. EXPENDITURES ON DEMAND SIDE MANAGEMENT AND RENEWABLE RESOURCES. It is the parties' intent that significant expenditures on both cost effective Demand Side Management ("DSM") and renewable resources development shall be made by APS. APS shall increase its commitment and activities in cost effective Demand Side Management and renewable resources according to the following schedule:

        i.     a.     Subject to the provisions of subparagraph v., APS shall
                      spend at least the minimum amount shown below on pre-approved renewable resources and preapproved DSM projects (including capital and expensed program costs for renewables, and DSM program costs, lost net revenues due to DSM, and a reward or incentive for kW deferrals for DSM, all of which collectively shall be referred to as "costs," "expenses" or "expenditures").

      Year                          Minimum                           Cap
- ---------------------------       -----------                    -----------
First year                        $8 million                     $10 million
Second year                       $10 million                    $12 million
Third year                        $12 million                    $18 million
Subsequent years until next       $14 million                    $18 million
rate case is decided

               b. APS shall account for, report on, and be entitled to recover costs (as defined above) for all preapproved DSM and renewables projects through the Energy Efficiency and Solar Energy Fund (EEASE Fund) as described in the Plan of Administration (Subparagraph iv).

               c. If APS fails to spend the minimum amount in any year, at the time of submission of its annual report on the EEASE Fund, it shall bank the shortfall in expenditures in a special account and APS shall pay into the account interest at a rate of 8.85 percent per year. APS shall use the banked amount (plus interest) for future pre-approved DSM and renewables projects. APS shall not recover the interest paid on the banked amount from ratepayers through the EEASE Fund or any other mechanism. The foregoing will not apply to any situation where APS' failure to spend is due to unreasonable action, inaction, or unreasonable delay in the preapproval process.

               d. The amount recoverable through the EEASE Fund in any year shall be capped at the amount indicated in the table in Subparagraph i.a., above.

        ii. In reviewing APS' proposals for DSM and renewables projects, Staff shall obtain input from the public, consistent with the procedures adopted by the Commission in its resource planning order in Docket No. U-0000-93-052.

        iii. A single EEASE Fund surcharge factor shall be applied to all jurisdictional sales (except those on existing special contracts which exclude the surcharge). To equitably distribute DSM and renewables costs, APS shall explore a full range of DSM and renewables programs for all customer classes and propose for pre-approval, where applicable, customer service charges for DSM and renewables in which the participating customer pays APS for some or all of APS' DSM and renewables costs attributable to that customer.

        iv. APS shall file a revised "Plan of Administration" for the EEASE Fund within thirty (30) days of the effective date of this order and the plan shall be effective upon a Staff determination that the plan is in compliance with the Commission's order adopting this Settlement. The plan shall include provisions for a balancing account to reflect both the accumulated balance of pre-approved expenditures and the annual recovery thereof through the EEASE Fund surcharge. The plan shall also include a process to bank shortfalls in DSM and renewables costs below the minimum, including the payment of interest on the banked amount by APS.

        v. To be eligible to meet the goals and cost recovery mechanism described in Subparagraphs i. and ii., a renewable or DSM program proposed by APS under the terms of the plan of administration described in Subparagraph iv must have been pre-approved in accordance with the provisions for such pre-approval established in Docket No. U-0000-93-052 (unless such program has already been pre-approved in accordance with the procedures established in Docket No. U-1345-90-007).

        vi. APS shall expend a minimum of $250,000 on a low income DSM pilot program.

        vii. On or before December 31, 1994, APS shall file, and provide a notice of filing to interested parties, a three-year renewable resource plan for Staff review and comment that includes:

               a. an aggressive program to identify, install and operate cost-effective applications of renewables within the APS system by the end of the three-year plan period;

               b. an aggressive program to identify, install and operate cost-effective applications of renewables (which are expected to be cost-effective within a few years) by the end of the three-year plan period;

               c. a mix of technologies that must include photovoltaics and solar thermal energy systems;

               d. research and development projects such as resource assessments for and test installations of wind energy systems, geothermal systems, biomass systems, and other innovative renewable technologies; and

               e. a mix of off-grid applications, grid-connected end use applications, distribution and transmission support, and generation.

               f. APS shall work cooperatively with Staff to develop the plan.

               g. Subject to the provisions of subparagraphs ii and v, APS shall commit to spend at least $9 million on renewables over the next three years as part of its obligation under Subparagraph i, ii and ix herein.

               h. Nothing in this Subparagraph vii. shall be construed as obliging APS to exceed the spending levels required by Subparagraph i.

        viii. APS shall report annually to staff on its renewable resources activities. This report shall include a formal presentation at a workshop and a written report.

        ix. APS' goal of achieving 12 MW of renewables by December 31, 2000 as stated in the Resource Planning hearing (Docket No. U-0000-93-052) shall not be affected by this Agreement. Expenditures made by APS on pre-approved projects during the next three years for the purpose of achieving this goal are eligible for recovery through the EEASE Fund pursuant to Subparagraphs i. and ii.

L. ADJUSTMENT FOR EFFECTIVE COST CONTAINMENT. In furtherance of the Commission's goal to establish regulatory procedures which encourage superior utility performance, the Company shall have the opportunity to earn a reward in its next general rate proceeding if that rate proceeding results in no increase in residential rates. In that proceeding, the Commission shall compare the costs of service for fuel expense and operation and maintenance, for the test period under review, with the target cost of service index for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) of 3.63 cents/kWh to determine if the Company has achieved additional cost savings. Any achieved cost savings that result in a price index below 3.63 cents/kWh for fuel expense and operation and maintenance for all sales including sales for resale (but excluding interchange and non-traditional sales) shall be allocated in such rate proceeding between the Company's customers and its shareholders by first adding to the Company's otherwise appropriate jurisdictional revenue requirement 45% of such savings.

M. FUTURE RATE TREATMENT OF PALO VERDE. Based on current Staff analysis of APS' loads and resources, all three Palo Verde generating units are used and useful and are included in rate base, less the net prudence disallowance required by the 1991 Settlement. The rates established in this Agreement include only the costs of normal, full power operation of Palo Verde and do not include recovery of the recently announced estimated $13 million in replacement power and operation and maintenance costs associated with possible additional outages or reduced power output resulting from investigation of steam generator tubes at Palo Verde.

        In subsequent rate case, all three Palo Verde units shall likewise be included in rate base and their fair value shall be based upon the depreciated original cost value and reconstruction values, less the net prudence disallowance adjustment in the 1991 Settlement, in the same manner as other APS generating facilities. Notwithstanding the foregoing, in the event that significant changes in the operating characteristics, reliability or efficiency of any or all of the Palo Verde units occur, or any unit is derated, the Commission may re-examine in subsequent APS general rate cases the extent to which such unit continues to be used and useful.

N. AFFILIATE TRANSACTION REQUIREMENTS. APS and its affiliates shall remain subject to the provision of A.A.C. R14-2-801, et seq., as modified by Decision No. 58063 (November 3, 1992). However, the additional reporting and prior approval provisions of Commission Decision Nos. 54504 (April 29, 1985) and 55196 (September 18, 1986) are no longer necessary and are hereby expressly revoked.

O. POST-RETIREMENT EMPLOYEE BENEFITS. The rates and charges herein do not include an allowance for Post-Retirement Employee Benefits ("OPEBs") as required under SFAS 106. APS, however, is funding OPEBs using external funds. Although the Commission has not permitted recovery of this liability accounting approach for any Arizona regulated entity, Staff will consider recovery of these expenses in future rate proceedings.

P. INNOVATIVE RATES FOR "AT RISK" CUSTOMERS. In today's competitive environment, APS and Staff agree that traditional ratemaking based on fully-allocated embedded cost of service may be inappropriate for certain of the company's larger customers. APS faces a significantly larger risk that such customers may decide to leave the APS system for all or part of their electric service needs, thus imposing the responsibility for stranded fixed costs on others. This competitive challenge must be met by timely permitting innovative rate structures and agreements that allow APS maximum flexibility in responding to competition, while at the same time benefiting its remaining customers. Therefore, consistent with the above acknowledgements and in furtherance of the provisions of Paragraph D, Staff will expeditiously review any APS tariff or contract filing for such customers and recommend that such filings be decided promptly by the Commission. Staff agrees that such tariffs or contracts may contain price adjustment provisions which shall be effective in accordance with their terms, provided that such prices are at or above APS' marginal costs for service to such customers.

Q. MISCELLANEOUS RATE CHANGES. This Agreement shall not preclude changes during the Rate Moratorium Period to specific rate schedules or terms and conditions of service, or the approval of new rates or terms or conditions of service, that do not significantly affect the overall earnings of the Company.

R. FAIR VALUE. For rate making purposes, and in accordance with the terms of this Agreement, APS' "fair value rate base" is $5,019,405,000 as of September 30, 1993. A fair rate of return on APS' fair value rate base is 7.35%. Staff and APS stipulate to the adoption of the above stated fair value rate base and fair rate of return and agree that the resultant revenue decrease, as reflected in Paragraph A above, results in just and reasonable rates for the Company. The determinations made in this section are made solely for the purpose of the settlement contemplated by this Agreement.

S. EFFECTIVE DATE. Each provision of this Agreement is in consideration and support of all the other provisions. This Agreement shall not become effective until the issuance of a final Commission Order approving this Agreement without change or alteration on or before June 1, 1994 in the form of the Proposed Order attached hereto as Attachment E. In the event that the Commission fails to adopt this Agreement according to its terms on or before June 1, 1994, this Agreement shall be deemed automatically withdrawn, the rate reduction provisions of this Agreement shall not take effect, and APS and Staff shall be free to pursue their respective positions without prejudice. In addition, if any appeal is taken or other judicial review is sought of a final Commission order approving this Agreement, then the parties shall no longer be bound by the terms of this Agreement and this Agreement shall automatically become null and void, in which case:
        (1) the rate reduction specified in Paragraph A. shall immediately cease; (2) all bills rendered on or after that date shall be at the rates existing immediately prior to the Commission's approval of this Agreement; and (3) the revenue reduction theretofore experienced by APS pursuant to Paragraph A. shall be recovered through the EEASE surcharge mechanism.

T. AGREEMENT NOT PRECEDENTIAL. The terms and provisions of this Agreement apply solely to and are binding only in the context of the purposes and results of this Agreement and none of the positions taken herein by APS may be referred to, cited or relied upon by any other party in any fashion as precedent or otherwise in any other proceeding before this Commission or any other regulatory agency or before any court of law for any purpose except in furtherance of the purposes and results of this Agreement. Nothing in this Agreement shall be construed as imposing a cap on the Company's otherwise reasonable and prudent cost of service for purposes of setting just and reasonable rates.

U. AGREEMENT AND COMPROMISE. This Agreement represents an attempt to compromise and settle disputed claims regarding the prospective just and reasonable rate levels for APS in a manner consistent with the public interest and applicable legal requirements. Nothing contained in this Agreement is an admission by APS that its current rate levels or rate design are unjust or unreasonable.

V. PROPOSED FORM OF ORDER. A proposed form of order is appended hereto as Attachment E, and is acceptable to both APS and Staff.


        DATED at Phoenix, Arizona, this 23rd day of May, 1994.



STAFF OF ARIZONA                            ARIZONA PUBLIC SERVICE COMPANY
CORPORATION COMMISSION


By  /s/ Gary Yaquinto                       By /s/ William J. Post
  ---------------------------------             ---------------------

Title  Director, Utilities Division          Title        SVP
- -----------------------------------               -------------------



                                                   ARIZONA PUBLIC SERVICE COMPANY

                                               ACC Approved Contracts with Provisions
                                            For Exemption from General Rate Case Changes


              Customer                       Nature of Contract                   Docket No.      Decision      Date
              --------                       ------------------                   ----------      --------      ----
1.  Cyprus Bagdad Copper Mine         Subject to inflation adjustment           U-1345-94-041      58870      3-16-94

2.  Stone Container Corporation       Daily sale at incremental cost            U-1345-89-320      56770      1-11-90

3.  El Paso Natural Gas, Seligman     Fixed price "opportunity sale"            U-1345-90-292      57127      10-22-90

4.  El Paso Natural Gas, Leupp        Fixed price "opportunity sale"            U-1345-90-292      57127      10-22-90

5.  Phelps Dodge Corporation          1-year fixed priced "opportunity sale"    U-1345-93-304      58501      1-13-94


2.6     SECURITY DEPOSITS

Existing:

2.6.3 Cash deposits held by the Company six (6) months or longer shall earn interest at the rate of six (6) percent per year. Deposits on inactive accounts are applied to the final bill and the balance, if any, is refunded to the Customer of record within thirty (30) days.

New:

2.6.3 Cash deposits held by the Company six (6) months/183 days or longer shall earn interest at the established one year Treasury Bill rate as published in the Wall Street Journal, as determined annually, as of January 1 of each year. Deposits on inactive accounts are applied to the final bill and the balance, if any, is refunded to the Customer of record within thirty (30) days.


4.4     RETURNED CHECKS

Existing:

4.4 Returned checks. If Company is notified by the Customer's bank that the bank will not honor a check tendered by Customer for payment of any bill because: (i) there are insufficient funds to cover the check; (ii) the checking account has been closed; (iii) Customer has sent a "stop payment" request on the check; or (iv) any other reason the bank will not honor Customer's check, Company may require the Customer to make payment in cash, by money order, certified check, or other means which guarantee the Customer's payment to the Company.

         4.4.1 Customer shall be charged a fee of eight dollars ($8.00) for each instance where Customer tenders payment of a bill with a check which is not honored by Customer's bank.

         4.4.2 The tender of a dishonored check shall in no way (i) relieve Customer of the obligation to render payment to Company under the original terms of the bill, or (ii) defer Company's right to terminate service for nonpayment of bills.

New:

4.4 Returned checks. If Company is notified by the Customer's bank that the bank will not honor a check tendered by Customer for payment of any bill because: (i) there are insufficient funds to cover the check; (ii) the checking account has been closed; (iii) Customer has sent a "stop payment" request on the check; or (iv) any other reason the bank will not honor Customer's check, Company may require the Customer to make payment in cash, by money order, certified check, or other means which guarantee the Customer's payment to the Company.

        4.4.1 Customer shall be charged a fee of ten dollars ($10.00) for each instance where Customer tenders payment of a bill with a check which is not honored by Customer's bank.

        4.4.2 The tender of a dishonored check shall in no way (i) relieve Customer of the obligation to render payment to Company under the original terms of the bill, or (ii) defer Company's right to terminate service for nonpayment of bills.

        4.4.3 Where the Customer has tendered two (2) or more dishonored checks in the past twelve (12) consecutive months, Company may require Customer to make payment in cash, money order or cashier's check for the next six (6) consecutive months.


                                                       DECOMMISSIONING FACTORS

                                                             PALO VERDE

                                                       (Thousands of Dollars)
                                                            (APS Share)<F1>


LINE           TYPE OF FUNDING                                                     UNIT 1        UNIT 2         UNIT 3
- ----    ------------------------------------           ---------------             ------        ------         ------

1       Proposed method of decommissioning.            Prompt removal/
                                                       dismantlement

2       Year in which substantial
        decommissioning costs will first
        be incurred.                                                                   2023          2025           2027

3       Year in which decommissioning
        will be substantially complete.                                                2031          2033           2035

4       Total costs of decommissioning ($ 1992).                                  $ 128,665     $ 126,599      $ 133,710

5       Total costs of decommissioning
        (future dollars) (see item #6)                                            $ 625,554     $ 670,385      $ 782,066

6       For each year between 2 and 3, the                  2023                  $   1,235     $     --       $      --
        annual cost of decommissioning                      2024                      2,555           --              --
        (future dollars).                                   2025                     33,229          245              --
                                                            2026                    106,498        4,247              --
                                                            2027                    111,291       38,792           3,414
                                                            2028                    116,299      113,438           4,638
                                                            2029                    121,532      122,723          34,075
                                                            2030                     55,621      128,246         107,665
                                                            2031                     47,294      134,017         136,074
                                                            2032                         --       83,183         142,198
                                                            2033                         --       45,494         148,596
                                                            2034                         --           --         123,529
                                                            2035                         --           --          81,877
                                                                                  ---------    ---------       ---------

                                                                                  $ 625,554    $ 670,385       $ 782,066

7       Methodology used to convert current
        dollars to future dollars.                         Annual Rate                 4.5%         4.5%            4.5%

8       After-tax rate of return
        (compounded annually).                                                         6.5%         6.5%            6.5%
9       Period over which decommissioning
        costs will be included in cost
        of service.                                                               1988-2024    1988-2015       1988-2024

10      For each year in 9, above,
        projected amount to be included
        in cost of service.                               See:  Schedule of
                                                          Decommissioning
                                                          amounts
                                                          (attached)

11      Estimated date on which the plant
        will no longer be included in rate
        base.                                                                    12/31/2024   12/31/2025      12/31/2026

12      Cost study upon which
        decommissioning cost
        estimates are based.                              TLG Engineering
                                                          1992

<F1>   APS ownership share is 29.1%;
           ACC jurisdictional share is approximately 95.27%


                         ARIZONA PUBLIC SERVICE COMPANY
        SCHEDULE OF DECOMMISSIONING AMOUNTS INCLUDED IN COST OF SERVICE
                               PALO VERDE UNIT I
                             (Thousands of dollars)
                                  (APS Share)

                                        Annual
                                     Contribution                  ACC 1/
                                     Required to               Jurisdiction
Line           Year                  Decommission                  Amount
- ----           ----                  ------------                 --------
  1            1988                     $1,496                     $1,425
  2            1989                     $1,982                     $1,888
  3            1990                     $1,982                     $1,888
  4            1991                     $1,993                     $1,899
  5            1992                     $2,140                     $2,039
  6            1993                     $3,801                     $3,621
  7            1994                     $3,801                     $3,621
  8            1995                     $3,801                     $3,621
  9            1996                     $3,801                     $3,621
 10            1997                     $3,801                     $3,621
 11            1998                     $3,801                     $3,621
 12            1999                     $3,801                     $3,621
 13            2000                     $3,801                     $3,621
 14            2001                     $3,801                     $3,621
 15            2002                     $3,801                     $3,621
 16            2003                     $3,801                     $3,621
 17            2004                     $3,801                     $3,621
 18            2005                     $3,801                     $3,621
 19            2006                     $3,801                     $3,621
 20            2007                     $3,801                     $3,621
 21            2008                     $3,801                     $3,621
 22            2009                     $3,801                     $3,621
 23            2010                     $3,801                     $3,621
 24            2011                     $3,801                     $3,621
 25            2012                     $3,801                     $3,621
 26            2013                     $3,801                     $3,621
 27            2014                     $3,801                     $3,621
 28            2015                     $3,801                     $3,621
 29            2016                     $3,801                     $3,621
 30            2017                     $3,801                     $3,621
 31            2018                     $3,801                     $3,621
 32            2019                     $3,801                     $3,621
 33            2020                     $3,801                     $3,621
 34            2021                     $3,801                     $3,621
 35            2022                     $3,801                     $3,621
 36            2023                     $3,801                     $3,621
 37            2024                     $3,801                     $3,621
                                      --------                   --------
                                      $131,225                   $125,011

1/ ACC jurisdictional share is approximately 95.27%.

                         ARIZONA PUBLIC SERVICE COMPANY
        SCHEDULE OF DECOMMISSIONING AMOUNTS INCLUDED IN COST OF SERVICE
                               PALO VERDE UNIT II
                             (Thousands of dollars)
                                  (APS Share)


                                        Annual
                                     Contribution                  ACC 1/
                                     Required to               Jurisdiction
Line           Year                  Decommission                  Amount
- ----           ----                  ------------                ----------
  1            1988                     $1,360                     $1,296
  2            1989                     $1,802                     $1,717
  3            1990                     $1,802                     $1,717
  4            1991                     $1,839                     $1,752
  5            1992                     $2,320                     $2,210
  6            1993                     $4,069                     $3,877
  7            1994                     $4,069                     $3,877
  8            1995                     $4,069                     $3,877
  9            1996                     $4,069                     $3,877
 10            1997                     $4,069                     $3,877
 11            1998                     $4,069                     $3,877
 12            1999                     $4,069                     $3,877
 13            2000                     $4,069                     $3,877
 14            2001                     $4,069                     $3,877
 15            2002                     $4,069                     $3,877
 16            2003                     $4,069                     $3,877
 17            2004                     $4,069                     $3,877
 18            2005                     $4,069                     $3,877
 19            2006                     $4,069                     $3,877
 20            2007                     $4,069                     $3,877
 21            2008                     $4,069                     $3,877
 22            2009                     $4,069                     $3,877
 23            2010                     $4,069                     $3,877
 24            2011                     $4,069                     $3,877
 25            2012                     $4,069                     $3,877
 26            2013                     $4,069                     $3,877
 27            2014                     $4,069                     $3,877
 28            2015                     $4,069                     $3,877
 29            2016
 30            2017
 31            2018
 32            2019
 33            2020
 34            2021
 35            2022
 36            2023
 37            2024                   ________                    _______
                                      $102,710                    $97,862

1/ ACC jurisdictional share is approximately 95.27%.

                         ARIZONA PUBLIC SERVICE COMPANY
        SCHEDULE OF DECOMMISSIONING AMOUNTS INCLUDED IN COST OF SERVICE
                              PALO VERDE UNIT III
                             (Thousands of dollars)
                                  (APS Share)


                                        Annual
                                     Contribution                  ACC 1/
                                     Required to                Jurisdiction
Line           Year                  Decommission                  Amount
- ----           ----                  ------------                ---------
  1            1988                     $1,435                     $1,367
  2            1989                     $1,901                     $1,811
  3            1990                     $1,901                     $1,811
  4            1991                     $1,912                     $1,822
  5            1992                     $2,052                     $1,955
  6            1993                     $3,574                     $3,405
  7            1994                     $3,574                     $3,405
  8            1995                     $3,574                     $3,405
  9            1996                     $3,574                     $3,405
 10            1997                     $3,574                     $3,405
 11            1998                     $3,574                     $3,405
 12            1999                     $3,574                     $3,405
 13            2000                     $3,574                     $3,405
 14            2001                     $3,574                     $3,405
 15            2002                     $3,574                     $3,405
 16            2003                     $3,574                     $3,405
 17            2004                     $3,574                     $3,405
 18            2005                     $3,574                     $3,405
 19            2006                     $3,574                     $3,405
 20            2007                     $3,574                     $3,405
 21            2008                     $3,574                     $3,405
 22            2009                     $3,574                     $3,405
 23            2010                     $3,574                     $3,405
 24            2011                     $3,574                     $3,405
 25            2012                     $3,574                     $3,405
 26            2013                     $3,574                     $3,405
 27            2014                     $3,574                     $3,405
 28            2015                     $3,574                     $3,405
 29            2016                     $3,574                     $3,405
 30            2017                     $3,574                     $3,405
 31            2018                     $3,574                     $3,405
 32            2019                     $3,574                     $3,405
 33            2020                     $3,574                     $3,405
 34            2021                     $3,574                     $3,405
 35            2022                     $3,574                     $3,405
 36            2023                     $3,574                     $3,405
 37            2024                     $3,574                     $3,405
                                        ------                    -------
                                      $130,717                   $124,536

1/ ACC jurisdictional share is approximately 95.27%.


                                                       ARIZONA PUBLIC SERVICE COMPANY
                                                       SUMMARY OF DEPRECIATION STUDY
                                                        DATA AS OF DECEMBER 31, 1992
_______________     ____    ___________                _______    __________       ______    __________     ____________
                                                       CURRENT     CURRENT         ASL          ASL          DIFFERENCE:
                    FERC                                DEPREC      ANNUAL         DEPREC       ANNUAL       ASL VS CURR
  FACILITY          ACCT    DESCRIPTION                 RATES       ACRUAL         RATES       ACCRUAL         ACCRUAL
_______________     ____    ___________                _______    __________       ______    __________     ____________

TOTAL STM PROD.      311    STRUCTURES                  3.36%      2,959,194       2.93%      2,577,695        (381,499)
                     312    BOILER PLANT                3.47%     21,882,957       3.16%     19,914,719      (1,968,238)
                     314    TURBOGENERATORS             3.36%      5,195,391       2.79%      4,315,109        (880,282)
                     315    ACCESSORY ELECTRIC          3.36%      4,068,955       3.00%      3,632,996        (435,959)
                     316    MISC. POWER PLANT           3.83%      1,100,596       3.87%      1,112,369          11,773
                                                                 -----------       -----     ----------     -----------
TOTAL STM PROD.                                                   35,207,093       3.15%     31,552,888      (3,654,205)
                                                                 -----------       -----     ----------     -----------


TOTAL NUCLEAR        321    STRUCTURES                  2.86%     17,571,218       2.63%     16,167,849      (1,403,369)
                     322    REACTOR PLANT               2.86%     26,234,301       2.89%     26,470,174         235,873
                    322.01  STEAM GENERATORS            2.86%      1,255,693       8.84%      3,882,157       2,626,464
                     323    TURBOGENERATORS             2.86%      9,511,302       2.73%      9,078,071        (433,231)
                     324    ACCESSORY ELECTRIC          2.86%      7,555,323       2.81%      7,411,496        (143,827)
                                                                 -----------       -----     ----------     -----------
TOTAL NUCLEAR                                                     65,846,735       3.83%     67,028,899       1,182,164
                                                                 -----------       -----     ----------     -----------

HYDRAULIC PROD.      331    STRUCTURES                  0.00%              0       2.16%          1,609           1,609
                     332    RESERVOIRS & DAMS           2.61%         25,890       2.16%         21,395          (4,495)
                     333    WATER WHEELS &              2.76%          4,339       2.16%          3,391            (948)
                            TURBINES
                     334    ACCESSORY ELECTRIC          3.06%         13,892       2.16%          9,792          (4,100)
                     335    MISC. POWER PLANT           6.24%          6,804       2.16%          2,352          (4,452)
                     336    ROADS & BRIDGES             3.32%          1,639       2.16%          1,065            (574)
                                                                 -----------       -----     ----------     -----------
TOTAL HYDRAULIC                                                       52,562       2.16%         39,602         (12,960)
                                                                 -----------       -----     ----------     -----------

                     341    STRUCTURES                  3.45%        119,420       4.71%        171,185          51,765
                     342    FUEL HOLDERS                3.03%        362,573       4.62%        580,476         217,903
                     344    GENERATORS                  3.23%      1,615,002       4.55%      2,275,003         660,001
                     345    ACCESSORY ELECTRIC          3.13%        202,687       4.56%        295,288          92,601
                     346    MISC. POWER PLANT           4.00%         42,667       7.12%         75,946          33,279
                                                                 -----------       -----     ----------     -----------
TOTAL COMB. CYCLE                                                  2,342,348       5.11%      3,397,898       1,055,550
                                                                 -----------       -----     ----------     -----------

TOTAL OTHER PROD.    341    STRUCTURES                  3.45%         53,399       3.26%         39,203         (14,196)
                     342    FUEL HOLDERS                3.03%        194,771       3.26%        192,080          (2,691)
                     343    PRIME MOVERS                3.03%        967,531       2.96%        939,168         (28,363)
                     344    GENERATORS                  3.23%        467,442       3.26%        528,126          60,684
                     345    ACCESSORY ELECTRIC          3.13%        211,811       3.11%        214,048           2,237
                     346    MISC. POWER PLANT           4.00%         68,904       3.39%         56,877         (12,027)
                                                                 -----------       -----     ----------     -----------
TOTAL OTHER PROD.                                                  1,963,858       3.21%      1,969,502           5,644
                                                                 -----------       -----     ----------     -----------

TRANSMISSION         352    STRUCTURES                  2.00%        371,131       2.10%        389,687          18,557
                     353    STATION EQUIPMENT           3.09%      8,432,837       2.66%      7,251,538      (1,181,299)
                     354    TOWERS & FIXTURES           2.17%      1,536,838       2.17%      1,534,477          (2,361)
                     355    POLES & FIXTURES            3.71%      4,054,810       3.02%      3,304,239        (750,571)
                     356    OVERHEAD CONDUCTORS         2.60%      3,856,484       2.36%      3,505,895        (350,589)
                     357    UNDERGROUND CONDUIT         2.10%        108,368       2.10%        108,368              (0)
                     358    UNDERGROUND CONDUCTORS      3.00%        376,184       2.10%        263,328        (112,855)
                                                                 -----------       -----     ----------     -----------
TOTAL
TRANSMISSION                                                      18,736,651       2.36%     16,357,533      (2,379,118)
                                                                 -----------       -----     ----------     -----------

DISTRIBUTION         361    STRUCTURES                  2.50%        345,743       2.88%        397,605          51,861
                     362    STATION EQUIPMENT           3.39%      3,485,087       3.85%      3,954,035         468,949
                     364    POLES, TOWERS, &            3.09%      6,463,800       2.97%      6,218,998        (244,802)
                            FIXTURES
                     365    OVERHEAD CONDUCTORS         2.00%      2,664,056       2.08%      2,764,586         100,530
                     366    UNDERGROUND CONDUIT         2.27%      1,766,205       1.83%      1,426,450        (339,755)
                     367    UNDERGROUND CONDUCTORS      3.33%     14,107,834       4.07%     17,260,169       3,152,334
                    368.1   LINE XFMRS-POLE TOP         3.13%      4,089,994       3.00%      3,920,122        (169,872)
                    368.2   LINE XFMRS-PAD MOUNTED      3.13%      5,183,492       3.28%      5,433,972         250,480
                     369    SERVICES                    3.50%      3,919,625       3.43%      3,844,966         (74,660)
                     370    METERS                      2.57%      2,485,532       3.85%      3,719,742       1,234,210
                     371    INSTAL. ON CUSTOMER         6.43%        727,710       4.33%        490,421        (237,288)
                            PREM.
                     373    STREET LIGHTS               3.00%      1,230,351       3.75%      1,537,939         307,588
                                                                 -----------       -----     ----------     -----------
TOTAL
DISTRIBUTION                                                      46,469,428       3.28%     50,969,004       4,499,576
                                                                 -----------       -----     ----------     -----------

                     390    STRUCTURES                  2.62%      2,174,566       3.50%      2,904,955         730,389
                     391    OFFICE FURNITURE            5.00%        998,562       3.96%        790,861        (207,701)
                    391.1   COMPUTER EQUIPMENT         12.50%      9,330,555      12.50%      9,330,555               0
                    391.2   OFFICE EQUIPMENT           11.11%        517,027       7.07%        329,084        (187,943)
                     393    STORES EQUIPMENT            2.50%         32,258       2.50%         32,258               0
                     394    TOOLS, SHOP & GARAGE        7.31%        992,895       4.00%        543,308        (449,587)
                     395    LAB EQUIPMENT               6.67%         78,930       6.67%         78,890             (39)
                     397    COMMUNICATIONS              6.25%      4,206,807       4.76%      3,205,187      (1,001,621)
                     398    MISC. EQUIPMENT             5.00%         66,613       5.00%         66,613               0
                                                                 -----------       -----     ----------     -----------
TOTAL GENERAL PLANT                                               18,398,214       5.55%     17,281,711      (1,116,503)
                                                                 -----------       -----     ----------     -----------
TOTAL DEPREC. PLANT IN SERVICE                                   189,016,890                188,597,037        (419,853)
                                                                 ===========       =====    ===========     ===========